Exhibit 99.1

NEW ERA BUILDING SYSTEMS, INC.

BALANCE SHEET

AS OF AUGUST 8, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Champion Enterprises, Inc.:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of New Era Building Systems, Inc. at August 8, 2005 in conformity with accounting principles generally accepted in the United States of America. This balance sheet is the responsibility of the Company’s management; our responsibility is to express an opinion on this balance sheet based on our audit. We conducted our audit of this balance sheet in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

As discussed in Note 1 to the accompanying consolidated balance sheet, the Company was acquired on August 8, 2005 by a wholly-owned subsidiary of Champion Enterprise, Inc., pursuant to asset purchase agreements. The accompanying balance sheet amounts and disclosures have been presented subsequent to the acquisition of the Company and include all purchase accounting adjustments necessary in arriving at the opening balance sheet at the date of acquisition.

PricewaterhouseCoopers LLP

Detroit, Michigan

October 21, 2005

NEW ERA BUILDING SYSTEMS, INC.

BALANCE SHEET

(in thousands)

August 8, 2005
ASSETS
Current assets
Cash and cash equivalents	$1,344
Accounts receivable, trade	2,663
Inventories (Note 2)	14,050
Other current assets	583
Total current assets	18,640

Property, plant, and equipment (Note 3)	12,188

Amortizable intangible assets (Note 4)	4,050
Goodwill (Note 4)	27,844
Other non-current assets	288
$63,010

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities
Short-term debt (Note 5)	$8,195
Accounts payable	5,971
Accrued warranty obligations	1,771
Accrued volume rebates	1,352
Accrued compensation and payroll taxes	873
Customer deposits	2,698
Other current liabilities	474
Total current liabilities	21,334

Due to affiliate (Note 6)	676
Contingencies (Note 7)

Shareholder’s equity	41,000
$63,010

See accompanying Notes to Balance Sheet.

NEW ERA BUILDING SYSTEMS, INC.

NOTES TO BALANCE SHEET

As of August 8, 2005

NOTE 1 – Summary of Significant Accounting Policies

Acquisition

On August 8, 2005, pursuant to respective Asset Purchase Agreements, a wholly-owned subsidiary of Champion Enterprises, Inc. (“New Era” or the “Company”), acquired the assets of New Era Building Systems, Inc. and its affiliates, Castle Housing of Pennsylvania, Ltd. and Carolina Building Solutions, L.L.C., leading modular homebuilders, for aggregate cash consideration of $41 million plus the assumption of certain current liabilities, including trade payables, assumed contracts, and working capital lines of credit.

The balance sheet includes the accounts of the acquired companies subsequent to the acquisition of the companies and includes all purchase accounting adjustments necessary in arriving at the opening balance sheet at the date of acquisition. The preparation of the balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Business

New Era is a manufacturer and wholesaler of modular and manufactured housing. The factory-built homes that are produced are primarily single-family dwellings sold to builders/retailers throughout the Eastern United States.

Revenue recognition

Sales revenue is generally recognized when wholesale floor plan financing or builder/retailer credit approval has been received, the home is invoiced, title is transferred and the home is shipped.

Cash and cash equivalents

Cash and cash equivalents include investments that have original maturities less than 90 days at the time of their purchase. These investments are carried at cost, which approximates market value because of their short maturities.

Inventories

Inventories are stated at the lower of cost or market, with cost determined as replacement cost for raw materials. Finished goods are stated at estimated selling prices less the sum of costs of delivery and a reasonable selling profit allowance. Manufacturing cost includes cost of materials, labor and manufacturing overhead.

Property, plant, and equipment

Property, plant and equipment (“PP&E”) are stated at cost. Cost was determined based on appraisal information and estimated replacement cost less an allowance for depreciation. Depreciation is provided principally on the straight-line method over the following estimated useful lives: land improvements – 3 to 15 years; buildings and improvements – 8 to 33 years; and machinery and equipment – 3 to 15 years.

Goodwill and other intangible assets

The Company tests for goodwill impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company evaluates the fair value versus its carrying value in the fourth quarter of each year or more frequently if events or changes in circumstances indicate that the carrying value may exceed the fair value. When estimating the fair value, the Company calculates the present value of future cash flows based on forecasted sales volumes, the number of homebuilding facilities in operation, current industry and economic conditions, historical results, and inflation.

The Company’s other intangible assets consist of trade names and customer relationships and are stated at cost. Cost was determined based on valuation information obtained from a third-party valuation expert. Trade names were valued based upon the royalty-saving method with a 15-year life. Customer relationships were valued based upon the excess earnings method with a seven-year life.

Warranty obligations

The Company generally provides the builder/retailer with a twelve-month warranty from the date of delivery. Estimated warranty costs are accrued as cost of sales at the time of sale. The warranty provision and reserves are based on estimates of the amounts necessary to settle existing and future claims on homes sold as of the balance sheet date. Factors used to calculate the warranty obligation are the estimated number of homes still under warranty and the historical average costs incurred to service a home.

Dealer volume rebates

The Company sponsors volume rebate programs under which sales to builders/retailers can qualify for cash rebates generally based on the level of sales attained during a twelve-month period. Volume rebates are accrued at the time of sale and are recorded as a reduction of net sales.

Income taxes

Deferred tax assets and liabilities are determined based on temporary differences between the financial statement amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that some portion or the entire deferred tax asset will not be realized.

At the balance sheet date, the Company’s parent company has provided a 100% valuation allowance for its deferred taxes which will be required until the parent company has demonstrated their realizability through sustained profitability and/or from other factors.

Due to the parent company’s 100% valuation allowance, at the balance sheet date the Company has also provided a 100% valuation allowance for its deferred tax assets that consist of $0.6 million related to its warranty reserves.

NOTE 2 – Inventory

Inventories are stated at the lower of cost or market, with cost determined as replacement cost for raw materials. Finished goods are stated at estimated selling prices less the sum of costs of delivery and a reasonable selling profit allowance. Manufacturing cost includes cost of materials, labor, and manufacturing overhead. A summary of inventory by component at of August 8, 2005 follows:

August 8,
2005
(in thousands)
New manufactured homes	$7,410
Raw materials	5,637
Work-in-process	1,003
$14,050

NOTE 3 – Property, plant, and equipment

Property, plant and equipment (“PP&E”) are stated at cost. Cost was determined based on appraisal information and estimated replacement cost less an allowance for depreciation. A summary of property, plant, and equipment at August 8, 2005 follows:

August 8,
2005
(in thousands)
Land and improvements	$1,571
Buildings and improvements	5,725
Machinery and equipment	1,658
Furniture and fixtures	533
Transportation equipment	2,701
$12,188

NOTE 4 – Goodwill and other intangible assets

Goodwill and other intangible assets recognized in the transactions amounted to $31.9 million, substantially all of which is expected to be fully deductible for tax purposes. As of August 8, 2005, the components of intangible assets along with the related straight-line amortization periods, are presented in the following table.

	Amount (thousands)	Amortization Period (yrs.)	Expected Annual Amortization

Trade names	$2,800	15	$187
Customer relationships	1,250	7	178
Goodwill	27,844	—	—
Total goodwill and other intangible assets	$31,894		$365

NOTE 5 – Short-term debt

Short-term debt at August 8, 2005 consists of borrowings under bank lines of credit that were secured by accounts receivable, inventories, and certain property and equipment. These borrowings were repaid shortly after the acquisition and the lines of credit were subsequently terminated.

NOTE 6 – Due to affiliate

Amounts due to affiliates are payable to a wholly-owned subsidiary of Champion Enterprises, Inc. for certain acquisition related costs.

NOTE 7 – Contingent liabilities

As is customary in the manufactured housing industry, a significant portion of the

Company’s sales to builders/retailers are made pursuant to repurchase agreements with lending institutions that provide wholesale floor plan financing to the builders/retailers. Pursuant to these agreements, generally for a period of up to 24 months from invoice date of the sale of the homes and upon default by the builders/retailers and repossession by the financial institution, the Company is obligated to purchase the related floor plan loans or repurchase the homes from the lender. Losses under repurchase agreements have not been and at August 8, 2005, are not expected to be significant.